Exhibit 99

Cedar Fair, L.P. Reports Strong 2003 Third Quarter Results

SANDUSKY, OHIO, November 6, 2003 -- Cedar Fair, L.P. (NYSE: FUN), a publicly traded partnership which owns and operates six amusement parks and five water parks, today announced results for the third quarter and first nine months of 2003.

Net revenues for the quarter ended September 28, 2003, increased 3% to $282.2 million from $273.5 million in 2002, on a 1% increase in combined attendance, a 2% increase in average in-park guest per capita spending, and a 2% increase in out-of-park revenues, including resort hotels.

Excluding depreciation and other non-cash charges, total operating costs and expenses for the quarter increased less than 1% to $134.9 million from $134.5 million in 2002. After depreciation and a $1.3 million non-cash charge for unit options, operating income for the period increased 6% to $126.0 million from $118.7 million a year ago.

In 2002, the Partnership recorded a $7.6 million non-cash charge in other expense related to the change in fair value of two of its interest rate swap agreements that could not be designated as effective hedges under the applicable accounting rules. In the current period, the Partnership recognized a non-cash credit of $1.2 million for the change in fair value of the swap agreements during the period, compared with an expense of $3.5 million in the same quarter a year ago.

After the non-cash credit, and interest expense and provision for taxes, both of which were comparable between years, net income for the quarter increased $11.7 million to $111.4 million, or $2.16 per diluted limited partner unit, from $99.7 million, or $1.94 per unit, in 2002.

"Although we did not achieve all of our attendance goals in 2003, we are very pleased with these strong third-quarter results, particularly given the slow start to this season," said Dick Kinzel, chairman, president and chief executive officer. "Weather conditions finally improved in August and September, and results at most of our parks strengthened from early-season softness. During the quarter, average in-park guest per capita spending at our six amusement parks increased 3%, while combined attendance at those properties remained essentially flat between years. At our five water parks, combined attendance increased 12% over last year's very strong third quarter numbers, and average in-park guest spending improved another 2%."

Commenting on results through the first nine months of the year, Kinzel said, "In spite of less than ideal weather throughout much of the season at some of our seasonal parks, the new rides and attractions we added for 2003 generated strong guest satisfaction. Through the end of September, consolidated net revenues were up 1% from last year, on a 3% increase in average in-park guest per capita spending, a 1% increase in out-of-park revenues, and a 2% decrease in combined attendance."

Kinzel added that management believes that a very meaningful measure of the Partnership's operating results and its ability to generate free cash flow for distributions to unitholders is adjusted EBITDA, which represents earnings before interest, taxes, depreciation and all other non-cash and non-recurring charges. For the third quarter, adjusted EBITDA increased $8.3 million, or 6%, to $147.3 million, due primarily to the increases in attendance and in-park guest per capita spending, as well as each park's ability to control its operating costs in the period. Through the first nine months of the year, adjusted EBITDA increased 3% to $172.3 million from $167.9 million a year ago.

"Weather continued to be favorable during most of October, and our operating results remained solid," continued Kinzel. "On this basis, we now expect to achieve full-year revenues of $500-510 million and full-year adjusted EBITDA of $170-175 million, both up slightly from last year." In addition, he noted that full-year net income might increase at a greater rate due to non-cash items.

Kinzel concluded by noting that virtually all of Cedar Fair's revenues from its seasonal amusement parks and water parks are realized during a 130-day operating period beginning in early May, with the major portion concentrated in the peak vacation months of July and August. Knott's Berry Farm is open year-round but also operates at its highest level of attendance in the third quarter of the year.

Cedar Fair's six amusement parks are Cedar Point, located on Lake Erie between Cleveland and Toledo; Knott's Berry Farm near Los Angeles in Buena Park, California; Dorney Park & Wildwater Kingdom near Allentown, Pennsylvania; Valleyfair near Minneapolis/St. Paul; Worlds of Fun, located in Kansas City, Missouri; and Michigan's Adventure near Muskegon, Michigan. The Partnership's water parks are located near San Diego and in Palm Springs, California, and adjacent to Cedar Point, Knott's Berry Farm and Worlds of Fun. Cedar Fair also operates Camp Snoopy at the Mall of America in Bloomington, Minnesota under a management contract.

Mr. Kinzel will host a conference call with analysts at 11:00 a.m. Eastern Time on Friday, November 7, 2003, which will be web cast live in "listen only" mode via the Cedar Fair web site (www.cedarfair.com). It will also be available for replay starting at approximately 1:00 p.m. ET, Friday, November 7, 2003, until 11:59 p.m. ET, Friday, November 21, 2003. In order to access the replay of the earnings call, please dial 1-877-519-4471 followed by the access code 4288336.

The information contained in this news release, other than historical information, consists of forward-looking statements. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, competition for consumer spending, adverse weather conditions, unanticipated construction delays, and other factors could cause actual results to differ materially from the Partnership's expectations.

Cedar Fair, L.P.

SUMMARY STATEMENTS OF OPERATIONS

THIRD QUARTER

(unaudited)

	Three Months Ended		Nine Months Ended		Twelve Months Ended
(In thousands except per unit)	9/28/03	9/29/02	9/28/03	9/29/02	9/28/03	9/29/02
Net revenues	$282,212	$273,513	$448,926	$445,018	$506,759	$493,037
Cash operating costs and expenses	134,869	134,503	276,617	277,168	332,197	329,240
Adjusted EBITDA (a)	147,343	139,010	172,309	167,850	174,562	163,797
Depreciation and amortization	20,091	18,596	38,752	36,412	44,022	41,492
Non-cash unit option expense	1,282	1,675	4,360	2,994	5,395	12,031
Provision for loss on retirement
of assets	-	-	-	3,200	-	3,200
Operating income	125,970	118,739	129,197	125,244	125,145	107,074
Interest expense	6,056	6,417	18,415	18,939	24,443	24,586
Other (income) expense	(1,163)	3,465	(1,447)	6,835	(633)	6,835
Income before taxes	121,077	108,857	112,229	99,470	101,335	75,653
Provision for taxes	9,650	9,149	15,644	14,980	17,823	16,697
Net income	$111,427	$ 99,708	$ 96,585	$ 84,490	83,512	$ 58,956
Weighted average units
Outstanding - diluted	51,429	51,224	51,223	51,251	51,242	51,191
Per limited partner unit:
Net income - diluted	$ 2.16	$ 1.94	$ 1.88	$ 1.65	$ 1.63	$ 1.15
Cash distributions declared	$ 0.44	$ 0.42	$ 1.32	$ 1.24	$ 1.74	$ 1.65
Balance Sheet Data:
Total assets	$830,795	$832,402
Total long-term debt	338,650	348,350
Total partners' equity	340,402	337,407

  Adjusted EBITDA represents earnings before interest, taxes, depreciation, and non-cash and non-recurring items. Management believes this figure is a meaningful measure of the Partnership's operating results and its ability to generate free cash flow for distribution to unitholders. Adjusted EBITDA is provided here as a supplemental measure of the Partnership's operating results and is not intended to be a substitute for operating income, net income or cash flow from operating activities as defined under generally accepted accounting principles. In addition, adjusted EBITDA may not be comparable to similarly titled measures of other companies.